Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports third quarter net income of $62.1 million, or $0.37 per diluted share

(October 22, 2019) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $62.1 million, or $0.37 per diluted share, for the third quarter of 2019, and net income of $178.6 million, or $1.06 per diluted share, for the nine months ended September 30, 2019.

“Overall, we were pleased with our third quarter results. Our consumer and commercial businesses had strong loan growth during the quarter despite the competitive headwinds in the market. Other positives for the quarter included stable credit conditions, solid fee income growth and essentially flat operating expenses, linked quarter, excluding charter consolidation expenses, prepayment penalties on FHLB advances and FDIC insurance credits” said E. Philip Wenger, Chairman and CEO. “On the corporate front, we consolidated our last remaining affiliate banks into Fulton Bank in September. Also, in early October the Department of Justice informed us that the Department had completed its fair lending investigation of Fulton without taking any action against the company. These are two important milestones that should help facilitate growth moving forward.”

Net income per diluted share increased 5.7% in comparison to the $0.35 reported for the second quarter of 2019 and remained unchanged from the $0.37 reported for the third quarter of 2018. The increase in net income over the second quarter of 2019 was the result of increases in non-interest income and a decrease in the provision for credit losses, partially offset by a decrease in net interest income and an increase in non-interest expense.

Net Interest Income and Balance Sheet
Net interest income for the third quarter of 2019 was $161.3 million, a $3.3 million decrease from the second quarter of 2019. The decrease resulted from the impact of a 13 basis point decrease in net interest margin, partially offset by balance sheet growth. The decline in net interest margin resulted from a 12 basis point decrease in the yield on interest-earning assets and a one basis point increase in average cost of funds. The declines in asset yields were primarily the result of the 25 basis point decreases in the federal funds target rate in July and in September 2019, which had a more pronounced impact on loan yields than overall funding costs.

Total average assets for the third quarter of 2019 were $21.5 billion, an increase of $400.8 million from the second quarter of 2019, with average loans, net of unearned income, increasing $121.0 million, average other interest-earning assets increasing $100.0 million and the remaining increase occurring mainly in non interest-earning assets.

Average loans and yields, by type, for the third quarter of 2019 in comparison to the second quarter of 2019 are summarized in the following table:

	Three Months Ended
	September 30, 2019		June 30, 2019		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,489,456	4.57%	$6,424,213	4.67%	$65,243	1.0%
Commercial - industrial, financial, and agricultural	4,414,992	4.56%	4,440,860	4.73%	(25,868)	(0.6)%
Real estate - residential mortgage	2,512,899	4.06%	2,366,685	4.09%	146,214	6.2%
Real estate - home equity	1,364,161	5.27%	1,404,141	5.35%	(39,980)	(2.8)%
Real estate - construction	905,060	4.68%	943,080	5.29%	(38,020)	(4.0)%
Consumer	457,524	4.36%	445,666	4.38%	11,858	2.7%
Leasing	277,555	4.41%	279,619	4.45%	(2,064)	(0.7)%
Other	14,860	N/A	11,812	N/A	3,048	25.8%
Total Average Loans, net of unearned income	$16,436,507	4.55%	$16,316,076	4.69%	$120,431	0.7%

(1) Presented on a fully-taxable equivalent basis using a 21% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $386.4 million, or 2.1%, from the second quarter of 2019, with a $575.2 million, or 3.5%, increase in average deposits being partially offset by a $209.2 million, or 19.9%, decrease in average Federal Home Loan Bank (FHLB) advances and long-term debt. Average deposits and interest rates, by type, for the third quarter of 2019 in comparison to the second quarter of 2019 are summarized in the following table:

	Three Months Ended
	September 30, 2019		June 30, 2019		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,247,820	—%	$4,200,810	—%	$47,010	1.1%
Interest-bearing demand	4,448,112	0.82%	4,186,280	0.78%	261,832	6.3%
Savings and money market deposits	5,026,316	0.87%	4,925,788	0.86%	100,528	2.0%
Total average demand and savings	13,722,248	0.58%	13,312,878	0.56%	409,370	3.1%
Brokered deposits	253,426	2.40%	246,154	2.58%	7,272	3.0%
Time deposits	2,974,993	1.86%	2,816,424	1.74%	158,569	5.6%
Total Average Deposits	$16,950,667	0.84%	$16,375,456	0.80%	$575,211	3.5%

Asset Quality
The provision for credit losses for the third quarter of 2019 was $2.2 million, down from $5.0 million for the second quarter of 2019.
Non-performing assets were $143.7 million, or 0.66% of total assets, at September 30, 2019, compared to $155.0 million, or 0.73% of total assets, at June 30, 2019 and $130.8 million, or 0.64% of total assets, at September 30, 2018.
Annualized net charge-offs for the quarter ended September 30, 2019 were 0.15% of total average loans, compared to net recoveries of 0.04% for the quarter ended June 30, 2019. The allowance for credit losses as a percentage of non-performing loans was 127% at September 30, 2019, compared to 120% at June 30, 2019.

Non-interest Income
Non-interest income in the third quarter of 2019, excluding investment securities gains, was $55.3 million, an increase of $1.2 million, or 2.2%, in comparison to the second quarter of 2019 and an increase of $4.3 million, or 8.4%, compared to the third quarter of 2018.
Consumer banking income increased, driven by growth in card income. Commercial banking income decreased slightly as higher commercial loan interest rate swap fees were offset by declines in merchant and card income and Small Business Administration (SBA) loan sale gains. Other income increased $595,000 mainly due to earnings on additional investments in bank-owned life insurance.
During the third quarter of 2019, Fulton completed a balance sheet restructuring involving the sale of approximately $400 million of investment securities and a corresponding prepayment of FHLB advances. As a result of these transactions, $4.5 million of investment securities gains were realized during the quarter.

Non-interest Expense
Non-interest expense was $146.8 million in the third quarter of 2019, an increase of $2.6 million, or 1.8%, compared to the second quarter of 2019 and an increase of $11.4 million, or 8.4%, compared to the third quarter of 2018.
Expenses incurred in the third quarter of 2019 related to the consolidation of the remaining subsidiary banks were comparable to the prior quarter, totaling approximately $5.2 million, primarily in outside services and other expenses. Increases were realized in other expenses, including approximately $4.3 million of penalties related to the prepayment of certain FHLB advances in conjunction with the previously mentioned balance sheet restructuring. These increases were partially offset by decreases in occupancy costs and FDIC insurance due to the recognition of assessment credits of $2.6 million in the third quarter of 2019.

Income Tax Expense
The effective income tax rate for the third quarter of 2019 was 13.9%, as compared to 14.2% for the second quarter of 2019.

Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.